Palm Beach Dance Challenge

Purchase Agreement

 This Purchase Agreement is between principle owner Colleen Christman-Graver of the  Palm Beach Dance Challenge(Seller), a Sanctioned Competition by  THE NATIONAL DANCE COUNCIL OF AMERICA   (NDCA) and  Palm Beach  Dance Challenge, LLC,(Buyer);  a wholly owned subsidiary of Ballroom Dance Fitness   Inc.  Located at 111 US Highway One, North Palm Beach, Fl. 33408.

The Parties agree to the following:

The new principles are Ann Morello, CEO of the Plaza Ballroom & Event Centre, LLC and William Forhan, CEO of Ballroom Dance Fitness, Inc.

In consideration of a sale price of $20,000 (Twenty Thousand Dollars) cash to Colleen Christman-Graver, she agrees to sell all rights and license of the Palm Beach Dance Challenge to Palm Beach Dance Challenge, LLC, and a subsidiary of Ballroom Dance Fitness Inc.

The agreement includes the following stipulations to consummate the transaction in its entirety:

1.

All perpetual rights to the aforementioned sanctioned by The National Dance Council of America; competition will be transferred as indicated.

2.

The competition includes two dates a year, one on the Third Saturday in September and the other on the third Saturday in January, of every year, as per the schedule with the NDCA organization.

3.

The purchase is based on a perpetual ownership of both months.

4.

Colleen Christman-Graver agrees to assist in the administrative transition until October 2014.

5.

If her service is to “coordinate” the above mentioned events, a mutually agreed fee (to be determined) will be charged.

6.

Upon completion of the sale Colleen will not be permitted to open another competition in a 100 mile radius of the current event or the Plaza Ballroom, whichever is nearer, whether it is sanctioned or non-sanctioned.

7.

Colleen will avoid discrediting or having any negative effect on the operation of the Competition; otherwise she shall be subject to becoming personally liable in the amount of $20,000, the price for the competition, as a settlement payment. The settlement payment shall not result in returning the ownership of the competition.

8.

It is also agreed that there will be no verbal contracts that can change the contents of this purchase agreement; changes will be in writing and approved by both Parties.

9.

Any prior liabilities related to this competition, other than what is revealed in this agreement, are solely the responsibility of Colleen Christman-Graver.   It is understood Palm Beach Dance Challenge, LLC is a corporation and Ann Morello and William Forhan, the principles, will not              be assuming any liabilities from the date of this contract

10.

Liability is being assumed by Palm Beach Dance Challenge, LLC with the Marriott Hotel on PGA Blvd for the upcoming September event. Any prior liabilities will not be part of this agreement.

Ann Morello & William Forhan are aware of Colleen Christman-Graver’s medical condition and acknowledge that she will not be held responsible for these events. The Palm Beach Dance Challenge, LLC and its members are aware of the NDCA regulations and guidelines, and will perform the events only in Palm Beach County.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf of the date April 17, 2014

BALLROOM DANCE FITNESS INC.

By:  /s/ William Forhan

Name: William Forhan

Title; CEO

PALM BEACH DANCE CHALLENGE

By: /s/ Colleen Christman-Graver

 Name: Colleen Christman-Graver

Title: Owner

Competition Purchase Agreement 2014

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